Exhibit 10.3

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

ACHIEVEMENT TECHNOLOGIES, INC.,

TIBBAR, LLC,

TIBBAR FF, LLC,

MONITOR CLIPPER EQUITY PARTNERS, L.P.,

MONITOR CLIPPER EQUITY PARTNERS (FOREIGN), L.P.,

MICHAEL PERIK,

and

HOUGHTON MIFFLIN COMPANY

Dated as of May 31, 2006

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF THE ASSETS.		1
	1.1.	Description of Assets	1
	1.2.	Excluded Assets	3
	1.3.	Purchase Price.	4
	1.4.	Assumption of Certain Liabilities	8
	1.5.	Retained Liabilities	8
2.	CLOSING.		10
	2.1.	Time and Place	10
	2.2.	Deliveries	10
3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.		12
	3.1.	Due Organization	12
	3.2.	Authorization	13
	3.3.	No Conflicts; Approvals.	13
	3.4.	Predecessor Status, etc	13
	3.5.	Financial Statements.	14
	3.6.	Internal Controls	14
	3.7.	Undisclosed Liabilities and Obligations	14
	3.8.	Sufficiency of Acquired Assets, Title, etc	14
	3.9.	Contracts.	15
	3.10.	Litigation	16
	3.11.	Conformity with Law.	16
	3.12.	Taxes.	16
	3.13.	Completeness	17
	3.14.	Absence of Changes	18
	3.15.	Brokers and Finders	19
	3.16.	Employees.	19
	3.17.	Distributors and Sales Representatives	20
	3.18.	Intellectual Property.	20
	3.19.	Insurance	24
	3.20.	Real Property	24
	3.21.	Customers, Vendors	24
	3.22.	Recent Orders	25
	3.23.	Affiliate Transactions	25
4.	REPRESENTATIONS OF THE STOCKHOLDERS.		25
	4.1.	Authorization	25
	4.2.	No Conflicts; Approvals.	25
	4.3.	Litigation	26
	4.4.	Brokers and Finders	26
5.	REPRESENTATIONS OF BUYER.		26
	5.1.	Due Organization	26
	5.2.	Authorization	26
	5.3.	No Conflicts; Approvals.	26
	5.4.	Brokers and Finders	27
6.	EMPLOYMENT MATTERS.		27
	6.1.	General	27

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	6.2.	WARN	27
	6.3.	Offers of Employment	27
	6.4.	Benefits of Transferred Employees.	28
7.	ADDITIONAL COVENANTS.		29
	7.1.	Further Assurances; Covenants in Support of Assignment	29
	7.2.	Nondisclosure of Confidential Information	29
	7.3.	Allocation of Purchase Price	29
	7.4.	Taxes and Charges	30
	7.5.	Books and Records.	30
8.	INDEMNIFICATION.		30
	8.1.	Survival of Representations and Warranties.	30
	8.2.	General Indemnification by the Company	31
	8.3.	General Indemnification by the Stockholders	32
	8.4.	Indemnification by Buyer	33
	8.5.	Third Person Claims.	34
	8.6.	Method of Payment	35
	8.7.	Guarantee	35
	8.8.	Sole and Exclusive Remedy; Maximum Liability	36
9.	NONCOMPETITION.		36
10.	GENERAL.		36
	10.1.	Bulk Sales Laws	36
	10.2.	Cooperation	37
	10.3.	Effect of Investigation	37
	10.4.	Successors and Assigns	37
	10.5.	Entire Agreement; Amendment	37
	10.6.	Counterparts	37
	10.7.	Expenses	37
	10.8.	Change of Corporate Name	38
	10.9.	Notices	38
	10.10.	Governing Law	39
	10.11.	Exercise of Rights and Remedies	39
	10.12.	Negotiation of Agreement	39
	10.13.	Third Party Beneficiaries	39
	10.14.	Jurisdiction; Venue; Services of Process	39
	10.15.	Waiver of Jury Trial	40

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of May 31, 2006, by and among Houghton Mifflin Company, a Massachusetts corporation (the “Buyer”), Achievement Technologies, Inc., a Delaware corporation (the “Company”), and Tibbar, LLC, a Delaware limited liability company, Tibbar FF, LLC, a Delaware limited liability company, Monitor Clipper Equity Partners, L.P., a Delaware limited partnership, Monitor Clipper Equity Partners (Foreign), L.P., a Delaware limited partnership and Michael Perik, an individual, the holders of a majority of the outstanding capital stock of the Company (collectively, the “Stockholders” and together with the Company, the “Sellers”).

In consideration of the mutual agreements and, representations and warranties, contained herein, the parties hereto hereby agree as follows:

1. PURCHASE AND SALE OF THE ASSETS.

1.1. Description of Assets. The Company hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from the Company, at the Closing, subject to and upon the terms and conditions contained herein, all of the Company’s right, title and interest in and to all of the assets of the Company used in the Business, other than the Excluded Assets (as defined in Section 1.2) (collectively, the “Acquired Assets”). “Business” means the business of the Company, other than the Retained Business. The Acquired Assets include without limitation the following Acquired Assets:

(a) all inventory and supplies of the Company, including all CD-ROMs;

(b) all tangible personal property of the Company, including, without limitation, all equipment, machinery, tools, furniture, fixtures, office equipment, computers, communications equipment, software, spare and replacement parts and other physical assets of the Company, including without limitation the tangible personal property listed on Schedule 1.1(b), but excluding (i) such tangible personal property of the Company primarily used by employees of the Company that are not Transferred Employees (“Retained Employees”) as of the Closing and (ii) the tangible personal property listed on Schedule 1.2(l) (all of the property referred to in clauses (i) and (ii) is referred to as the “Excluded Personal Property” and all tangible personal property referred to in this paragraph 1.1(b), other than the Excluded Personal Property is referred to as the “Equipment”);

(c) all customer, supplier and mailing lists relating to the Business;

(d) all rights of the Company under the agreements described on Schedule 1.1(d) (the “Acquired Contracts”), including but not limited to:

(i) the reseller, distribution, sales representative and other agency agreements, service agreements, and supply agreements to which the Company is a party and specified on Schedule 1.1(d)(i), and

(ii) the contractor and consulting agreements to which the Company is a party and specified on Schedule 1.1(d)(ii);

(e) all accounts receivable (net of reserves), notes, and other amounts due to the Company with respect to the Business outstanding as of the Closing Date and all prepaid deposits and expenses with respect to the Business, including without limitation, those listed on Schedule 1.1(e);

(f) the permits, licenses, registrations and certificates, if any, obtained from governments and governmental agencies which relate to the ownership of Acquired Assets or operation of the Business listed on Schedule 1.1(f);

(g) all warranties, if any, issued by any manufacturer or contractor in connection with the construction, installation or operation of the Equipment;

(h) all Intellectual Property (as defined in Section 3.18(a)); all licenses and sublicenses granted with respect thereto and rights thereunder; and all actions, cause of action, claims, suits (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), oppositions, interferences, hearings, or other proceedings to, from, by or before any governmental authority or other individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity (“Person”) (collectively “Actions”), and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto;

(i) all goodwill and going concern value relating to the conduct of the Business;

(j) all files, documents, instruments, papers, books, reports, records, tapes, microfilms, letters, budgets, forecasts, ledgers, journals, title policies, customer and supplier lists, literature and correspondence, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Acquired Assets, wherever located and in each case whether or not in electronic form (“Documents”); provided, however, that “Documents” shall not include (i) duplicate copies of such Documents retained by the Company or its affiliates subject to the obligations relating to the use and disclosure thereof set forth in this Agreement, (ii) Documents relating to periods more than five years prior to the Closing Date, (iii) personnel files for former employees of the Company, Retained Employees, and any Transferred Employees (I) from whom the Buyer has not obtained, and delivered to the Company, a signed release authorizing the Company to transfer such files to the Buyer or personnel files or (II) that do not transfer to Buyer as provided by law, (iv) any Documents included in the definition of Excluded

Assets, and (v) any information contained in such files as may be required to be so excluded under any applicable Federal, state or local law, statute, code, ordinance, rule or regulation (“Law”) regarding privacy (clauses (i), (ii), (iii), (iv) and (v) collectively, the “Excluded Documents”).

(k) all of the Company’s rights with respect to leasehold interests and subleases relating to real property located at Columbia Corporate Center, Columbia, Maryland (the “Columbia Lease”) and Pat Station Road, Starkville, Mississippi (the “Starkville Lease”);

(l) all improvements and fixtures to the real property leased pursuant to the Columbia Lease owned by the Company;

(m) except as provided in Section 1.2, any and all other assets, real or personal, tangible or intangible, used in the conduct of the Business that are not listed above;

(n) all equipment repair, maintenance or service records relating to any of the above-described Acquired Assets; and

(o) all of the Company’s right to use the name Achievement Technologies, Inc. and any variations thereof; provided that the Company shall have the period of time provided in Section 10.8 to change its name.

1.2. Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1, the following assets of the Company shall be excluded from the assets to be sold to Buyer hereunder (the “Excluded Assets”):

(a) all cash and cash equivalents;

(b) all prepaid deposits and expenses, accounts receivable, notes and other amounts due or accruing due to the Company pertaining to the Retained Business;

(c) all right, title and interest of the Company under this Agreement or any of the Ancillary Agreements;

(d) the customer and mailing lists with respect to the customers listed on Schedule 1.2(d) (the “Retained Customers”), and all rights of the Company under any agreements with the Retained Customers, together with any records relating thereto;

(e) the customer and mailing lists with respect to the customers listed on Schedule 1.2(e) (the “Legacy Homeroom.com Customers”), and all rights of the Company under any agreements with the Legacy Homeroom.com Customers, together with any records relating thereto;

(f) all minute books, organizational documents, stock registers and such other books and records of the Company as pertain to ownership, organization or existence of the Company and duplicate copies of such records included in the Acquired Assets;

(g) the agreements specified on Schedule 1.2(g) (the “Excluded Contracts”);

(h) any (i) files, accounting records, internal reports, Tax records, work papers or other books and records that the Company determines are necessary or advisable to retain to complete the Company’s Tax returns, Tax audits or any other audit by governmental agencies and that the Company is otherwise required by Law to retain; provided, however, that Buyer shall have the right to make copies of any portions of such retained books and records that relate to the conduct of the Business or any of the Acquired Assets or Assumed Liabilities; and (ii) documents relating to proposals to acquire the Business by persons other than Buyer;

(i) all current insurance policies of the Company or rights to proceeds thereof;

(j) all the Company’s rights with respect to the leasehold interests relating to real property located at 313 Washington Street, Newton, Massachusetts (the “Newton Lease”)

(k) any prepayments of insurance and other prepayments listed on Schedule 1.2(k);

(l) other assets of the Company listed on Schedule 1.2(l);

(m) all goodwill and going concern value relating to the Company’s conduct of its business relating to the Retained Customers and Legacy Homeroom.com Customers (the “Retained Business”);

(n) any refunds of Taxes; and

(o) all Excluded Personal Property and the Excluded Documents.

1.3. Purchase Price.

(a) The purchase price which Buyer shall pay to the Company at Closing for the Acquired Assets and in consideration of the covenants of the Sellers contained herein is Eighteen Million, Five Hundred Thousand Dollars ($18,500,000) (the “Purchase Price”). On the Closing Date, Buyer shall pay the Purchase Price to the Company by wire transfer of immediately available funds to a single account of the Company designated in writing by the Company to Buyer not less than three (3) business days prior to the Closing.

(b) In addition to the Purchase Price, for each customer identified on Schedule 1.3(b) that extends with Buyer or any of its Affiliates, or any of their respective successors or assigns, the current term of its license with the Company (whether by amendment, new agreement or otherwise) or enters into a new agreement with Buyer or any of its Affiliates, or any of their respective successors or assigns, upon the expiration of the current license term (each, a “Former FTL Customer”), Buyer will pay the Company a commission (the “Brokerage Commission”) as set forth herein. The

Brokerage Commission will be an amount equal to 25% of Buyer’s Net Sales (defined below) from any Former FTL Customer during each year of the four years immediately following the Closing Date (each such period, a “Commission Period”). Buyer will pay Company the full amount of the Brokerage Commission for each Commission Period annually in arrears, in cash in immediately available funds, no later than August 15 of 2007, 2008, 2009 and 2010. For the purposes of this Section 1.3(b) “Net Sales” for each Commission Period means the aggregate amount of invoiced sales from sales of the SkillsTutor products (and any successor products based on SkillsTutor) and services to Former FTL Customers during such Commission Period, less discounts, refunds, credits, and allowances given to Former FTL Customers; provided, however that where SkillsTutor or a successor product is sold in combination with other products and services that are also sold separately for one combined sales amount, Net Sales for the purposes of this Section 1.3(b) shall be the pro rata portion of the Net Sales recognized from the combination sale (less discounts, refunds, credits and allowances given to such customers) attributable to the SkillsTutor product (or successor product) as a portion of the combined product, which pro rata portion shall be calculated as reasonably agreed to by Buyer and the Company based on the separate list prices of the various products and services that were combined in such sale.

(c) In addition to the Purchase Price, in consideration of the transfer of the Acquired Assets by the Company pursuant to this Agreement, if for any of the three (3) Measurement Periods (i) Buyer generates Net Earnout Sales equal to or greater than the Net Earnout Sales Target for such Measurement Period and (ii) the Buyer’s EBITDA for such Measurement Period, calculated at the end of such Measurement Period, is equal to or greater than the EBITDA Target for such Measurement Period, then, within forty-five (45) days of the end of the applicable Measurement Period, Buyer will pay the Company, in cash in immediately available funds, one hundred percent (100%) of the amount by which the Company’s EBITDA for such Measurement Period exceeds the EBITDA Target for that Measurement Period; provided that, in no event will total payments to the Company under this Section 1.3(c) exceed $4,000,000 (each such payment, an “Earnout Payment”). The terms “Measurement Period,” “Net Earnout Sales Target” and “EBITDA Target” are each defined in the table below, which shows the three Measurement Periods, and the Net Earnout Sales Target and EBITDA Target for such Measurement Periods:

Measurement Period	Net Earnout Sales Target	EBITDA Target
Twelve month period ended June 30, 2007	$9,401,000	$2,959,000
Twenty-four month period ended June 30, 2008	$19,606,000	$6,957,000
Thirty-six month period ended June 30, 2009	$30,906,000	$11,942,000

For the purposes of this Section 1.3(c), the Buyer’s “EBITDA” for any Measurement Period is defined as the aggregate amount of Net Earnout Sales of the Buyer during such

Measurement Period, net of discounts, customer allowances, and the following costs, in each case to the extent applicable to the sale of Company Products: operating costs for customer service and technology support, web hosting (excluding costs allocated to the SOAR Business (as defined below) and Retained Business), royalties (associated with the Skillsbank product and payable to Riverdeep, Inc., Riverdeep Group plc, or their Affiliates), core product manufacturing costs (including CD-Rom, training and program materials), fulfillment, marketing, sales, administrative and facility costs (excluding office rent in Boston, Massachusetts and Wilmington, Massachusetts) and noncapitalized research and development costs, on an accounting basis consistent with the Company’s past practices and policies prior to Closing, excluding all depreciation, amortization, interest costs and taxes. “Net Earnout Sales” means the amount of aggregate sales pursuant to purchase orders received during the relevant Measurement Period from sales of Company Products and related services, less discounts, refunds, credits, and allowances given to customers; provided, however, that where SkillsTutor or a successor product is sold in combination with other products and services that are also sold separately for one combined sales amount, Net Earnout Sales for the purposes of this Section 1.3(c) shall be the pro rata portion of the net sales recognized from the combination sale (less discounts, refunds, credits and allowances given to customers) attributable to the SkillsTutor product (or successor product) as a portion of the combined product, which pro rata portion shall be calculated as reasonably agreed by the Buyer and Company based on the separate list prices of the various products and services that were combined in such sale. For the purposes of this Section 1.3, “Company Products” means SkillsTutor, Skillsbank 5, Cornerstone 2, K-2 Learning Milestones, Employability and Work Maturity Skills 2, Employability Skills On-line, Work Maturity Skills, Sexual Harassment Prevention, and Citizenship Skills, or any successor products based on such products.

(d) In consideration of the transfer of the Acquired Assets by the Company pursuant to this Agreement, Buyer shall pay to the Company an amount equal to fifty percent (50%) of the aggregate SOAR Operating Profit (as defined below) generated by the SOAR Business (as defined below) during each of the five (5) SOAR Measurement Periods from and after the Closing Date (each such payment, a “SOAR Earnout Payment”). Each SOAR Earnout Payment shall be payable by Buyer to the Company in cash in United States currency in immediately available funds within forty-five (45) days following each SOAR Measurement Period. For purposes hereof, “SOAR Operating Profit” shall mean the aggregate amount of Net Sales Orders of the SOAR Business during each SOAR Measurement Period, less the aggregate amount of lobbying costs, consulting fees, a mutually agreed upon allocation for hosting costs, costs for customized development, training costs, direct project management costs (i.e., salary, fringe benefits and travel expenses), legal costs and any other reasonable agreed-upon costs incurred in support of the SOAR Business during such SOAR Measurement Period, in each case determined in accordance with accounting principles customarily and consistently applied by Buyer. For the purposes of this Section 3.1(d), a “Net Sales Order” is the amount of the sale of a Company Product to customers of the SOAR Business (other than Existing Core Customers (as defined below)), pursuant to a purchase order received from each such customer during the relevant SOAR Measurement Period, less the amount of any discounts, refunds, credits and allowances given to such customers. “SOAR Measurement Period” means each annual period from July 1 through June 30 of the following calendar year, commencing on July 1, 2006 and ending on June 30, 2011. “SOAR Business” means the business related to the sale of Company Products to customers who receive funding directly or are the indirect beneficiary of funding from a federally funded FTL-like program that is administered by the United States Department of Defense or similar successor program. “Existing Core Customer” means a customer of the SOAR Business, who, before becoming a customer of the SOAR Business, had purchased Company Products from Buyer without having received funding directly or being the indirect beneficiary of funding from a federally funded FTL-like program that is administered by the United States Department of Defense or the FTL program itself or any other successor program.

(e) At the time of making any Brokerage Commission, Earnout Payment and/or SOAR Earnout Payment, Buyer shall also deliver to the Company a statement which sets forth in reasonable detail: with respect to the Brokerage Commission, the calculation of the Net Sales for the applicable Commission Period; with respect to the Earnout Payment, the calculation of EBIDTA and Net Earnout Sales for the applicable Measurement Period(s); and with respect to the SOAR Earnout Payment, the calculation of SOAR Operating Profit and Net Sales Orders for such SOAR Measurement Period; in each case, together with all relevant information supporting each such calculation (the “Payment Statement”). Buyer will also provide such other information as the Company may reasonably request. If the Company disputes in any manner the amount of the Brokerage Commission, Earnout Payment, and/or SOAR Earnout Payment, the Company will provide notice thereof to Buyer within thirty (30) days of receipt of the Payment Statement accompanying the Brokerage Commission, Earnout Payment and/or SOAR Earnout Payment (a “Dispute Notice”), and the Company and Buyer agree that they will use good faith efforts to attempt to resolve such dispute. If the Company and Buyer are unable to resolve such dispute within fifteen (15) days of receipt by Buyer of the Dispute Notice, the parties hereby agree to appoint Deloitte & Touche (the “Accountant”) to resolve such dispute. Each of the Company and Buyer shall provide reasonable cooperation to the Accountant to assist the Accountant in resolving such dispute. The Accountant shall render a determination within sixty (60) days of its appointment hereunder. The determination of the Accountant will be final and binding on the parties, other than in the event of manifest error. If the Accountant determines that the disputed amount or any portion thereof shall be due and owing to the Company, Buyer shall promptly (and in any event, within ten (10) days of such determination) pay the Company such amount in full. The Company and Buyer shall bear equally the costs and expenses of the Accountant.

(f) For the purposes of this Agreement, the “Aggregate Purchase Price” means the Purchase Price plus all amounts actually paid by Buyer to Company under Section 3.1(b), (c) and (d) of this Agreement and under the Option Agreement.

(g) Buyer shall maintain complete records and supporting documentation necessary to verify the determination and calculation of Net Sales, EBITDA, Net Earnout Sales, SOAR Operating Profit, Net Sales Orders, the Brokerage Commission, Earnout Payment, and the SOAR Earnout Payment.

1.4. Assumption of Certain Liabilities. Buyer hereby agrees that at the Closing, subject to and upon the terms and conditions contained herein, it shall assume and shall timely perform, pay and discharge, in accordance with their respective terms, the following specified obligations and liabilities of the Company (the “Assumed Liabilities”), but no others:

(a) all obligations and liabilities of the Company, arising on or after the Closing, in connection with any Acquired Contracts and including, without limitation, all deferred revenue obligations associated with any Acquired Contracts arising prior to the Closing, to the extent that the Company’s rights thereunder are actually (with consent where required) assigned to Buyer; provided, however, that Buyer is not assuming any obligations or liabilities for any breach or default outstanding at the time of the Closing under any Acquired Contract or resulting from any event occurring before the time of Closing which, with the giving of notice or the passage of time or both, results in a breach or default;

(b) such other liabilities of the Company specified on Schedule 1.4(b);

(c) any liabilities and obligations assumed by Buyer by operation of law under the provisions of Treasury Regulation Section 54.4980B-9,Q&A-8;

(d) the obligation with respect to Rollover Vacation Time as provided in Section 6.4(b); and

(e) all accounts payable and accrued liabilities of the Company to pay for any products, goods, raw materials or services delivered or provided to the Company with respect to the Business as of the Closing Date and less than 90 days old.

Buyer is not assuming, and shall not be deemed to have assumed, any obligations or liabilities of the Company other than the Assumed Liabilities specifically described above. No assumption by Buyer of any of the Assumed Liabilities shall relieve or be deemed to relieve any Seller from any obligation or liability under this Agreement with respect to any representations or warranties made by the Sellers to Buyer.

1.5. Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer is not assuming and will not perform any liabilities or obligations not specifically described in Section 1.4 or any of the following obligations or liabilities, to the extent not set forth in Section 1.4:

(a) Any obligation or liability of the Company for Taxes (as defined in Section 3.12 hereof) of any kind or nature whether or not incurred prior to the date hereof, including without limitation, any Taxes based on or measured by any income or gain realized upon transfer of any of the Acquired Assets hereunder;

(b) any obligation or liability for services rendered by the Company;

(c) any accounts payable, obligations or liability to pay for any products, goods, raw materials or services delivered or provided to the Company pertaining to the Retained Business or pertaining to the Business and not accrued as of the Closing Date and more than 90 days old;

(d) any liability or obligation of the Company for or in respect of any loan, or indebtedness, including third party indebtedness;

(e) any liability or obligation of the Company arising as a result of or out of any claim, any legal or equitable action, proceeding or investigation pertaining to or relating in any way to the Company initiated at any time, whether or not described in any schedule hereto;

(f) any obligation or liability upon acts or omissions of the Company;

(g) any liability or obligation of the Company incurred in connection with the making or performance of this Agreement;

(h) any liability or obligation of the Company arising out of any plan, program, policy, practice, contract, agreement or other arrangement, whether or not subject to Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether formal or informal, oral or written, providing for compensation, severance termination pay, performance awards, profit sharing, bonus, stock option, stock purchase, restricted stock, equity-based compensation, deferred compensation, change-in-control, pension, retirement, medical, dental, life insurance, disability, education reimbursement, sick pay, paid vacation (other than Rollover Vacation Time (as defined in Section 6.4(b)), fringe benefits or other employee benefits of any kind, including, without limitation any “employee benefit plan”, within the meaning of Section 3(3) of ERISA that is sponsored, contributed to or maintained by the Company for the benefit of current or former employees of the Company or with respect to which the Company may have any liability (contingent or otherwise) or the termination of any such plan, program, policy, practice, contract, agreement or other arrangement;

(i) any liability or obligation of the Company for making payments of any kind (including as a result of the sale of the Acquired Assets or as a result of the termination of employment by the Company of employees or other labor claims) to employees of the Company or in respect of payroll taxes for employees of the Company, including without limitation any liabilities or obligations of the Company arising under or with respect to the Consolidated Omnibus Budget Reconciliation Act of 1985, to the extent required, and limited, under Treasury Regulation Section 54.4980B-9, Q&A, and including the obligation of the Company to pay vacation time to the extent provided in Section 6.1;

(j) any liability or obligation of the Company under or with respect to any lease, contract, arrangement or commitment (other than such liabilities or obligations that are included in the Assumed Liabilities);

(k) any liability or obligation of the Company arising out of or resulting from non-compliance with any national, regional, state or local laws, statutes, ordinances, rules, regulations, orders, determinations, judgments, or directives, whether legislatively, judicially, or administratively promulgated, including without limitation any such law, statute, ordinance, rule, regulation, order, determination, judgment or directive relating to occupational health and safety or pollution or protection of the environment (“Environmental Law”);

(l) any liability of the Company to indemnify any Person (including any of the Stockholders) by reason of the fact that such Person was a director, officer, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or agent of another entity;

(m) any liability with respect to (i) any statutory liens on any of the Acquired Assets for current Taxes, assessments or other governmental charges or (ii) any mechanics’, carriers’, workers’, repairers’ and similar liens on any of the Acquired Assets;

(n) any liability of the Company under the Excluded Contracts; or

(o) any liability or obligation of the Company related to the Retained Business.

2. CLOSING.

2.1. Time and Place. The closing of the purchase and sale of the Acquired Assets and the other transactions contemplated hereby (the “Closing”) shall take place on May 31, 2006 at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts, or at such other time and place as the parties may mutually agree (the “Closing Date”).

2.2. Deliveries. At the Closing:

(a) the Company shall execute and deliver to the Buyer, and the Buyer shall execute and deliver to the Company, a Bill of Sale in substantially the form of Annex I (the “Bill of Sale”) and the Company shall execute and deliver to Buyer all such other instruments and documents of conveyance and assignment, as are reasonably requested by Buyer to vest in Buyer title to the Acquired Assets; and

(b) the Company shall execute and deliver to the Buyer, and the Buyer shall execute and deliver to the Company, an Assignment and Assumption Agreement in substantially the form of Annex II (the “Assignment and Assumption Agreement”) and the Buyer shall execute and deliver to the Company all such other instruments and documents of assumption, as are reasonably requested by the Company for the Buyer to assume the Assumed Liabilities;

(c) the Company shall execute and deliver to the Buyer, and the Buyer shall execute and deliver to the Company, a Copyright Assignment Agreement in substantially the form of Annex III (the “Copyright Assignment Agreement”);

(d) the Company shall execute and deliver to the Buyer, and the Buyer shall execute and deliver to the Company, a Trademark Assignment Agreement in substantially the form of Annex IV (the “Trademark Assignment Agreement”);

(e) the Company shall execute and deliver to the Buyer, and the Buyer shall execute and deliver to the Company, a Transition Services Agreement in substantially the form of Annex V (the “Transition Services Agreement”);

(f) the Company shall execute and deliver to the Buyer, and the Buyer shall execute and deliver to the Company, a License and Services Agreement in substantially the form of Annex VI (the “License and Services Agreement”);

(g) the Company shall execute and deliver to the Buyer, and the Buyer shall execute and deliver to the Company, an Option Agreement in substantially the form of Annex VII (the “Option Agreement”);

(h) the Company shall execute and deliver to the Buyer, and the Buyer shall execute and deliver to Company, a Domain Name Assignment in substantially the form of Annex VIII (the “Domain Name Assignment”);

(i) the Buyer shall deliver to the Company a copy of (A) the certificate of incorporation or articles of organization and by-laws of the Buyer, each as in effect on the Closing Date, and (B) all resolutions approved by the stockholders and the Board of Directors of the Buyer authorizing and approving matters in connection with this Agreement and/or the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby, each of which shall have been certified by the Secretary or an Assistant Secretary of the Buyer as of the Closing Date. Such certificate shall also certify the incumbency of the officers of the Buyer executing this Agreement and each Ancillary Agreement to which the Buyer is a party;

(j) Buyer shall receive an opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, to the effect that:

(i) the Company is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation;

(ii) the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of Massachusetts and Maryland, and has all requisite corporate power and authority to carry on the Business and Retained Business and to own and use the properties owned and used by it;

(iii) this Agreement, and each of the Ancillary Agreements have been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms;

(iv) to such counsel’s knowledge, there is no litigation, governmental action or proceeding pending against the Company which places in question the validity or enforceability, or seeks to enjoin performance, of this Agreement or the Ancillary Agreements;

(v) no notice to, consent, authorization, approval or order of any governmental agency or body is required in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Company or the consummation by the Company of any transaction contemplated hereby, except as have already been given, filed or obtained; and

(vi) the execution of this Agreement, the Ancillary Agreements, and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions of the Certificate of Incorporation or By-laws of the Company, or of any contract listed on Exhibit A to this opinion, or violate any law, order, rule or regulation applicable to the Company or by which the Company or its properties or assets is bound.

(k) the consents and filings set forth in Schedule 3.3(b) shall have been obtained and made; and

(l) the Company shall deliver to Buyer a copy of (A) the certificate of incorporation or articles of organization and by-laws of the Company, each as in effect on the Closing Date, and (B) all resolutions approved by the stockholders and the Board of Directors of the Company authorizing and approving matters in connection with this Agreement and/or the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby, each of which shall have been certified by the Secretary or an Assistant Secretary of the Company as of the Closing Date. Such certificate shall also certify the incumbency of the officers of the Company executing this Agreement and each Ancillary Agreement to which the Company is a party.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company makes the following representations and warranties to the Buyer.

3.1. Due Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to carry on the Business as presently conducted by it, and to own, lease and operate the Acquired Assets owned, leased or operated by it. The Company is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities necessary to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business, operations, assets, properties, condition or prospects, financial or otherwise, of the Business (a “Material Adverse Effect”). Schedule 3.1 sets forth each name, including any trade name, under which the Company currently conducts its business. The Certificate of Incorporation and the by-laws of the Company, each as amended to date, have been made available to Buyer and are accurate and complete.

3.2. Authorization. The Company has all corporate power and authority to enter into and perform this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Copyright Assignment Agreement, the Trademark Assignment Agreement, the Transition Services Agreement and the Domain Name Assignment (the “Ancillary Agreements”), and the other documents and instruments to be delivered pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement, the Ancillary Agreements, and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the Ancillary Agreements, when executed and delivered by the Company, will be, duly and validly executed and delivered by the Company. This Agreement and each Ancillary Agreement, when executed and delivered, constitute the legal, valid and binding obligation of the Company enforceable against it in accordance with their terms.

3.3. No Conflicts; Approvals.

(a) Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of the Company, (ii) result in any conflict with, breach of, or default (or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been, or prior to Closing will not be, obtained or waived with respect to any Acquired Contract or (iii) violate any order, law, rule or regulation applicable to the Company, or by which it or its properties or assets may be bound.

(b) Except as set forth in Schedule 3.3(b), which Consents (as defined below) have already been obtained by the Company, no action, consent or approval by, or filing by the Company with, any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, or any other person or entity (a “Consent”), is required in connection with the execution, delivery or performance by the Company of this Agreement, the Ancillary Agreements or the consummation by the Company of the transactions contemplated hereby.

3.4. Predecessor Status, etc. Schedule 3.4. sets forth a list of all names of all predecessors of the Company, including any entity from whom the Company previously acquired or licensed significant assets.

3.5. Financial Statements.

(a) Attached as Schedule 3.5(a) are copies of the following financial statements of the Company (the “Financial Statements”): (i) The audited balance sheets of the Company as at December 31, 2004 and December 31, 2003 and unaudited balance sheet of the Company dated December 31, 2005 and April 30, 2006; and (ii) the audited statements of income, retained earnings and cash flows for the years ending December 31, 2004 and December 31, 2003 and unaudited statements of income, retained earnings and cash flows for the year ended December 31, 2005 and the four month period ended April 30, 2006. The Financial Statements have been prepared from and in accordance with the books and records of the Company in accordance with generally accepted accounting principles consistently applied (except as indicated in the notes thereto) except, in the case of the unaudited Financial Statements, for the absence of footnote disclosure as required by generally accepted accounting principles in the United States as in effect (“GAAP”) and subject to changes resulting from normal year-end audit adjustments. The Financial Statements fairly represent in all material` respects the financial condition and results of operations of the Company as of and for the periods indicated.

(b) The historical financial and customer related data of the Company attached as Schedule 3.5(b) is accurate in all material respects.

3.6. Internal Controls. The Company maintains a system of internal control over financial reporting sufficient to provide reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) that transactions, receipts and expenditures are executed only in accordance with authorizations of management and the Board of Directors of the Company, and (iv) regarding prevention or timely detection of the unauthorized access, acquisition, use or disposition of the Company’s assets. The Company (i) has no significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) has disclosed to Buyer any and all material fraud committed by management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided Buyer with true, correct and complete copies of any correspondence with outside accounting firms relating to reviews, audits or other procedures with respect to the Company’s financial statements and internal controls.

3.7. Undisclosed Liabilities and Obligations. Except as set forth on Schedule 3.7, the Company is not aware that, since December 31, 2004, it has incurred any material liability of any nature whatsoever, whether absolute, accrued, contingent, determined, determinable or otherwise nor has there occurred any condition, situation or set of circumstances that would reasonably be expected to result in such a material liability, in each case other than liabilities in usual amounts incurred in the ordinary course of the business, consistent with past practices, of the Company, or reflected in the Financial Statements.

3.8. Sufficiency of Acquired Assets, Title, etc. All of the Acquired Assets constituting tangible personal property, whether owned or leased, are in good working order and condition,

ordinary wear and tear excepted. The Company has good and marketable title to, or in the case of leased property, has valid leases under which it enjoys peaceful and undisturbed possession of all of the Acquired Assets, free and clear of all mortgages, liens, pledges, charges or other encumbrances. The Acquired Assets are substantially all of the assets used by the Company in the operation of the Business. At Closing, the Company will deliver to the Buyer the Acquired Assets free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases, encumbrances or other title exceptions or matters of any nature on or against the title to the property, asset, or right, except for liens for taxes not yet delinquent. As of the Closing Date, the Acquired Assets are sufficient for the continued conduct of the Business in substantially the same manner as conducted immediately prior to the Closing.

3.9. Contracts.

(a) The Acquired Contracts constitute:

(i) all contracts, whether oral or written, to provide services to which the Company is a party or by which it or its properties is bound and which relate to the Business in excess of $10,000;

(ii) all customer orders and purchase orders outstanding as of the Closing Date and which relate to the Business in excess of $10,000;

(iii) all reseller, distributor, sales agency, advertising or promotional contracts to which the Company is a party and which relate to the Business in excess of $10,000; and

(iv) all contractor and consulting arrangements to which the Company is a party and which relate to the Business in excess of $10,000 or which cannot be terminated by the Company with 90 days notice or less.

(b) The Company has delivered to Buyer true and complete copies of Contracts that are in writing and an accurate and complete description of all oral Contracts.

(c) The Company has complied with all material commitments and obligations pertaining to the Acquired Contracts and the Company is not in default under such material commitment or obligation nor has it received any written notice or, to the Company’s knowledge, any other notice of default thereunder. To the knowledge of the Company, no other party to any Acquired Contract is in default thereunder, nor has the Company given any notice of default thereunder.

(d) Each of the Acquired Contracts is the legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto. Each of the Acquired Contracts is in full force and effect. No event or circumstance has occurred which (i) constitutes, or after notice or lapse of time or both would constitute, a material violation or default thereunder on the part of the Company, or to the knowledge of the Company, of any other party thereto, (ii) would result in a right to accelerate, or in a loss of, material rights under any such Acquired Contract, or (iii) would accelerate the timing or vesting or any compensation, benefits or other payment. The Company has no reason to believe that any Acquired Contract will not continue in full force and effect in accordance with its terms following the consummation of the transactions contemplated hereby.

3.10. Litigation. Except to the extent set forth in Schedule 3.10, there are no claims, actions, suits, proceedings or investigations, pending or, to the knowledge of the Company threatened, against or affecting the Company and no written notice or, to the knowledge of the Company any other notice, of any claim, action, suit or proceeding, whether pending or threatened, has been received.

3.11. Conformity with Law.

(a) The Company is not in default under or in violation of any applicable law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it. The Company has conducted and is conducting its business in substantial compliance with all applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing that would have a Material Adverse Effect.

(b) Neither the Company, nor any director, officer, agent or employee of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.12. Taxes.

(a) Except as set forth in Schedule 3.12, (1) the Company has filed on a timely basis with the appropriate authorities all returns, amended returns, declarations, reports, estimates, statements regarding Taxes, and information returns which are or were filed or required to be filed under applicable law, whether on a consolidated, combined, unitary or individual basis (the “Tax Returns”) regarding any federal, state, local, foreign, or other tax, fee, levy, assessment or other governmental charge, including without limitation, any income, franchise gross receipts, property, sales, use services, value added, withholding, social security estimated, accumulated earnings, alternative or add-on minimum, transfer, license, privilege, payroll, profits, capital stock, employment, unemployment, excise, severance, stamp, occupancy, customs or occupation tax, and any interest, additions to tax and penalties in connection therewith (together, the “Taxes”), (2) the Tax Returns referred to in (1) are true and complete in all material respects, (3) the Company has paid in full on a timely basis to the appropriate Taxing authorities all Taxes required to have been paid by the Company, and (4) the Company has timely and properly withheld and paid all Taxes or other amounts required to have been withheld and paid by the Company and timely and properly complied in all material respects with all document retention and Tax Return filing requirements in connection therewith.

(b) Except as set forth in Schedule 3.12, (1) no Taxing authority has asserted in writing any adjustment, deficiency, or assessment that could result in additional Tax for which the Company is or may be liable, (2) no claim has ever been made by any Taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxation by that jurisdiction, (3) no statute of limitations with respect to any Tax for which the Company is or may be liable has been waived or extended, and (4) the Company is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding.

(c) There are no liens on any of the assets of the Company which arose in connection with any failure or asserted failure to pay any Tax, other than liens for current Taxes not yet due and payable.

(d) Except as set forth on Schedule 3.12(d), the Company is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could give rise to any payment that would not be deductible by reason of Section 162, 280G or 404 of the Code.

(e) The Company (1) does not have and has not had any subsidiaries, (2) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (3) is not liable for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law) as transferee or successor, by contract or otherwise.

(f) The provision for Taxes, if any, shown on the December 31, 2004 balance sheet delivered to Buyer, equals or exceeds the aggregate liability of the Company (whether absolute, accrued or contingent) arising out of the operation of the Business prior to December 31, 2004 for all Taxes, and the unpaid Taxes of the Company (1) did not, as of December 31, 2004, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and initial cap tax income) set forth on the face of the December 31, 2004 balance sheet (rather than in any Note thereto) and (2) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(g) True and correct copies of (1) any Tax examinations, (2) extensions of statutory limitations, (3) the federal, state and local income Tax Returns and franchise Tax Returns of the Company, and (4) material correspondence between the Company and all Taxing authorities for its last three (3) taxable years previously have been furnished to Buyer.

3.13. Completeness. The copies of all leases, instruments, agreements, licenses, permits, certificates or other documents which are referred to in the schedules attached hereto which have been delivered to Buyer in connection with the transactions contemplated hereby are true and complete copies of such leases, instruments, agreements, licenses, permits, certificates or other documents.

3.14. Absence of Changes. Except as set forth in Schedule 3.14, since December 31, 2004, the business of the Company has been conducted in the ordinary course and there has not occurred any event or condition which has had a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2004, except as set forth in Schedule 3.14, the Company has not:

(a) Merged or consolidated with or acquired the business of any other Person or, except in the ordinary course of business, acquired any material property or material assets of any other Person;

(b) Other than as may be required in connection with the consummation of the transactions contemplated by this Agreement, adopted or amended any plan, program, policy, payroll practice, contract, agreement or other arrangement, whether or not subject to Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether formal or informal, oral or written, providing for compensation, severance, termination pay, performance awards, profit sharing, bonus stock option, stock purchase, restricted stock, equity-based compensation, deferred compensation, change-in-control, pension, retirement, medical, dental, life insurance, disability, education reimbursement, vacation, sick pay, paid time off, fringe benefits or other employee benefits of any kind, including, without limitation, each “employee benefit plan”, within the meaning of Section 3(3) of ERISA that is sponsored, contributed to or maintained by the Company for the benefit of current or former employees of the Company or with respect to which the Company could reasonably be expected to have any liability (contingent or otherwise), or increased the compensation of any of its officers, directors or salaried employees except in the ordinary course of business;

(c) Incurred any additional indebtedness for borrowed money, issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person;

(d) Sold, pledged, leased, licensed or disposed of any of its material assets, excluding inventory sold in the ordinary course and fixed assets with an aggregate value of more than $10,000;

(e) Mortgaged, pledged or granted any security interest in any of its assets, other than in the ordinary course of business;

(f) Amended or otherwise modified its Certificate of Incorporation or By-laws;

(g) Made any change in its methods of accounting or accounting practices (including with respect to reserves) other than as required by GAAP;

(h) Granted any severance or termination pay to, or entered into any severance agreement with, any of its officers, directors or Transferred Employees, or entered into any employment agreement with such officers, directors or Transferred Employees, other than confidentiality agreements executed at the time of hire;

(i) Made or agreed to make any new capital expenditures related to its business in excess of $120,000 in the aggregate;

(j) Failed to pay any creditor (including, without limitation, trade creditors) any amount owed to such creditor upon the later of when such amount became due or with the applicable grace period;

(k) Other than with respect to contractual obligations disclosed in Schedules 1.1(d) and 1.2(g), entered into any contractual obligation to pay or receive more than $10,000 and no Person has accelerated, terminated, modified or canceled any contractual obligation involving more than $10,000 to which the Company is a party (in each case, other than customer contracts entered into in the ordinary course);

(l) Terminated any employees in a manner that would result in any liability arising under the Worker Adjustment and Retraining Notification Act 29 U.S.C. § 2101, et seq., or under any state or local Laws providing for notice to employees or others and/or providing for pay or benefits in the event of a layoff, closing, relocation or other similar action (all of the foregoing, collectively, “WARN”); or

(m) Entered into any contractual obligation to do any of the actions referred to elsewhere in this Section 3.15.

3.15. Brokers and Finders. Neither the Company nor any officer, director, or employee of the Company has incurred or will incur any liabilities for any financial advisory fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

3.16. Employees.

(a) Schedule 3.16 attached hereto lists all written employment or severance contracts, agreements, commitments, undertakings, arrangements or understandings (“Contractual Obligation”), with any employee employed by the Company in connection with the conduct of the Business other than Excluded Contracts. There are no collective bargaining agreements or other labor Contractual Obligations relating to employees employed by the Company in connection with the conduct of the Business. Schedule 3.16 sets forth the name, date of hire and the wage or salary, commission target and bonus formula and other payments (or hourly wage, as the case may be) in respect of each of the individuals employed by the Company in connection with the Business since December 31, 2005. Schedule 3.16 lists confidentiality and non-competition agreements signed by employees or consultants and currently in effect.

(b) The Company is in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment, unlawful discrimination, and wages and hours with respect to the Business. The Company has not engaged, and is not now engaging, in any unfair labor practice or other unlawful employment practice with respect to the Business. The Company does not have any knowledge of any unfair labor practice or unfair employment practice complaints made or threatened against the Company with any governmental or regulatory agency with respect to the Business. The Company has not received any actual written notice reflecting an intention or threat to file any such complaint with respect to the Business. The Company does not have any knowledge of any pending or threatened claims arising out of any Law relating to discrimination with respect to employees or employment practices with respect to the Business. There is no strike, work stoppage or labor disturbance pending or to the knowledge of the Company threatened against or involving the Company with respect to the Business.

3.17. Distributors and Sales Representatives. Schedule 3.17 lists all of the reseller, distributors and sales representatives for the Acquired Assets indicating the specific product lines or services distributed or sold by such Persons, the existing Contracts, if any, with each such distributor or sales representative and the volume of products distributed or sold thereby during the calendar year ended December 31, 2005. Except for the Acquired Contracts, all such Contractual Obligations, and any other Contractual Obligations with distributors or sales representatives, have been or will be terminated as of, or prior to, the Closing Date.

3.18. Intellectual Property.

(a) Certain Definitions. As used in this Agreement, “Intellectual Property” means all intellectual property rights of every kind and nature, including but not limited to all rights and interests pertaining to or deriving from: (i) patents, copyrights, trade secrets, mask work rights, inventions, proprietary data, database rights, design rights, domain names; (ii) trademarks, trade names, service marks, trade dress and logos, and the goodwill and activities associated therewith; (iii) rights of privacy and publicity, moral rights, and (iv) any and all registrations, applications, recordings, government-issued rights, common-law rights, license rights and Contracts relating to any of the foregoing. “Technology” means, as each exists and is currently used by the Company at Closing, all (a) inventions, discoveries, innovations, know-how, information, designs, specifications, business and marketing plans and proposals, documentation and manuals, Software, equipment, and all other forms of technology, and (b) any written materials, text, tests, test questions, forms, media, art, photos, illustrations, images, graphics, characters, music, audio, compositions, sound recordings, video, film, collective works, or other works of authorship, embodied in any form, whether or not protectable or protected by patent, copyright, trade secret law or otherwise, and all documents and other recordings and embodiments of any of the foregoing. “Software” means computer software or firmware in any form, as it exists and is currently used by the Company at Closing, including but not limited to programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

(b) Title. Except as set forth in Schedule 3.18(b), the Company is the sole owner, or is the licensee, pursuant to a Third Party License Agreement with the right to use any and all Technology as it is currently used in connection with the Business and any and all Intellectual Property in any and all such Technology (“Company

Technology”), free and clear of any Encumbrance, and except as provided in the Third Party License Agreements identified on Schedule 3.18(e), none of the Company Technology is in the possession, custody, or control of any Person other than the Company, and the Company’s right to exploit the Company Technology as it is currently used is not restricted by any contractual, proprietary or other right or interest held by a third party (other than Intellectual Property rights of a third party, which are covered by Section 3.18(c), below). With respect to each item of Company Technology such item as it is currently used by the Company is not subject to any outstanding government order, writ, judgment, decree, injunction, award, settlement agreement, stipulation, ruling of any governmental authority (each an “Order”) and no Action is pending or, to the knowledge of the Company, threatened that challenges the legality, validity, enforceability, use or ownership of such item.

(c) Noninfringement. Except as disclosed on Schedule 3.18(c), neither the Company nor any predecessor has (i) to the Company’s knowledge, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties or (ii) received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that a Person must license or refrain from using any Intellectual Property of any third party in connection with the Business or the use of the Company Technology). To the Company’s knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Technology. Except as disclosed on Schedule 3.18(c), the Company has not agreed and does not have a Contract to indemnify any Person for or against any interference, infringement, misappropriation of third party Intellectual Property rights.

(d) Scheduled Intellectual Property. Schedule 3.18(d) identifies all patents, patent applications, registered copyrights, registered trademarks, and applications for trademark registrations, which have been applied for or issued to the Company. Each such item is valid and subsisting. Schedule 3.18(d) also identifies each trade name and unregistered trademark or service mark used by the Company or in connection with the Business.

(e) Third Party Technology. Schedule 3.18(e) identifies each Contract pursuant to which the Company has been authorized to use any Company Technology owned by a Person other than the Company (each a “Third Party License Agreement”) other than licenses to use commercial software obtained from a third party (i) on general commercial terms and which continues to be widely available on such commercial terms, (ii) with a retail value of $1000 or less, (iii) which is not material to the conduct of the Business, (iv) which is used for business infrastructure or other internal purposes, and (v) which is not distributed with or incorporated in the Company’s products, or necessary for use or development of the Company’s products (“Off-the-Shelf Software”). The Company has made available to Buyer true, accurate and complete copies of all of the Third Party License Agreements, in each case, as amended or otherwise modified and in effect. Except as provided in the Third Party License Agreements identified on Schedule 3.18(e) or with respect to Off-the-Shelf Software, the Company is not obligated to pay royalties to any third party for the use of any Company Intellectual Property.

(f) Out-License Agreements. Schedule 3.18(f) identifies each Contract in which the Company has granted to any third party any right or interest in any Company Technology (“Out-License Agreements”). The Company has made available to Buyer true, accurate and complete copies of all of the Out-Licenses, in each case, as amended or otherwise modified and in effect. Except as provided in the Out-License Agreements or as otherwise disclosed in Schedule 3.18(f), the Company has not granted rights in any Company Technology to any Person and no Person other than the Company holds any rights in any Company Technology.

(g) Markings and Notices. All products and services employing Technology that are covered by patents that are part of the Company Technology are properly marked with patent notices.

(h) Employees and Contractors. All current and former employees and contractors of the Company who contributed to the Company Technology have executed Contractual Obligations that (a) specify that all works of authorship (including Software) relating to the Business that the employee or contractor creates (either alone or jointly with third party(ies)) is “work made for hire” under U.S. copyright law, and (b) assign to the Company all the respective rights, including Intellectual Property rights, to any inventions, improvements, discoveries, works of authorship, and information relating to the Business, and (c) obligate such individual to keep all Company Technology, and the confidential information of any other Person, confidential.

(i) Privacy and Security. The Company’s use and dissemination of any and all data and information concerning consumers of its products or users of any web sites operated by the Company is in compliance in all material respects with all applicable privacy policies, terms of use, and Laws. To the knowledge of the Company, there have been no security breaches relating to, violations of any security policy regarding or any unauthorized access of any data used in the business of Company. The transactions contemplated to be consummated hereunder as of the Closing will not violate any privacy policy, terms of use, or Laws relating to the use, dissemination, or transfer of such data or information.

(j) Company Software. Schedule 3.18(j) (a) identifies all Software used in connection with the Business other than Off-the Shelf Software and identifies which of such Software is used by the Company in the conduct of the Business and is owned or purported to be owned by the Company (“Owned Software”) and which is Software that is owned by any third party and that is used by the Company in the conduct of the Business (“Licensed Software” and together with the Owned Software “Company Software”), (b) for Owned Software, specifies whether such Software was developed by the Company or acquired from a third party, and if the latter, from whom, and (c) for Licensed Software, specifies whether such Software is licensed or otherwise used, as the case may be, and by or from whom. The Company is in actual possession of: (i) the source code and object code for all Owned Software and all Company Software that is incorporated into the Company’s products; and (ii) the object code and, to the extent required for the use of the Company Software, the source code, for all Licensed Software. The Company is in possession of all documentation (including, without limitation, all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use and revision of all Company Software incorporated into the Company’s products. Except for that Software described in Schedule 3.18(l), the Company Software constitutes all the Software necessary to conduct the Business.

(k) Source Code. The Company has not disclosed, delivered, or agreed to disclose or deliver, or permitted the disclosure or delivery to any Person of any source code to any Owned Software or Licensed Software for which it has possession of source code. None of the Company Technology is subject to any Contractual Obligation that would require the Company to divulge to any Person any source code or trade secret that is part of Company Technology. Except as disclosed in Schedule 3.18(k), to the knowledge of the Company, no Person (other than Company) is in possession of any source code for any Software included in the Owned Software or has any rights to the same.

(l) Open Source Software. Except as set forth in Schedule 3.18(l), none of the Company Technology constitutes, incorporates, or is dependent on, any Software that is distributed as “open source software” or “free software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, and the Netscape Public License,) (“Open Source Software”). For each item of Open Source Software identified on Schedule 3.18(l), if any, Schedule 3.18(l) identifies the open source license agreement pursuant to which Company obtained the Open Source Software and describes how the Open Source Software is used by the Company. The Company has not, and has not permitted its distributors, customers or end users to: (i) incorporate Open Source Software into, or combine Open Source Software with, any other Company Software or use Open Source Software to provide any of the Company’s products; or (ii) distribute Open Source Software in conjunction with or for use with any other Company Software. The terms and conditions under which the Company or its affiliates, distributors, customers, or end users use or distribute any Open Source Software have not: (a) created or purported to create any obligation of the Company with respect to Company Software to disclose, distribute or grant a license to source code, or (b) granted, or purported to grant, to any Person any rights to or immunities under Company Technology, or (c) required, or purported to require, the Company or any other Person to make Company Software available for redistribution to third parties for no or minimal charge.

(m) Support Obligations; Product Failures. Except as disclosed on Schedule 3.18(m), the Company is not obligated to support or maintain any of the Company Software except pursuant to agreements terminable by the Company (other than for cause) on a periodic basis and that provide for periodic payments to the Company for such services. The Company Software and all Software products of the Company function in accordance with their documentation in all material respects.

(n) Malicious Code. None of the Company Software, except as disclosed in the documentation for such Software or in any license agreement therefor and other than license expirations or timeouts, contain any time bomb, virus, worm, trojan horse, back door, drop dead device, or any other Software that would interfere with the normal operation of any Company Software, would allow circumvention of security controls for the same, or that is intended to cause damage to hardware, Software or data.

(o) End User Agreements. Except as set forth on Schedule 3.18(o), the Company delivers its end user license agreement (without requiring any express indication of agreement or understanding or acknowledgement of receipt) to each customer to whom it delivers a copy of, or whom is permitted on-line access to, the Company’s products prohibiting those Persons from reverse engineering Company Software, and from otherwise misusing Company products to the extent set forth in such agreement and notifies such Persons in its user documentation that their use of the product signifies their acceptance of such agreement. The Company has made available to Buyer true, accurate and complete copies of all forms of such agreements used by the Company.

(p) Government Funding. No direct funding from any Federal, state, local or other government or facilities of any university, college or other academic institution were used in the development of Company Technology.

3.19. Insurance. Schedule 3.19 contains a complete list of all of the Company’s insurance policies in effect as of the date hereof. The media/property and umbrella liability insurance coverage covers the Company’s claims occurrences prior to Closing at the individual occurrence and aggregate limits specified in such policies.

3.20. Real Property. The Company does not own any real property. Schedule 3.20 lists all real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by any of the Company (the “Real Property”) and identifies each lease or any other Contractual Obligation under which such property is leased (the “Real Property Leases”). Except as described on Schedule 3.20 there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property and there is no Person in possession of the leased Real Property. The Company is not obligated to pay any leasing or brokerage commission as a result of the transactions contemplated by this Agreement. To the Company’s knowledge, there is no pending eminent domain taking affecting any of the Real Property. The Company has delivered to the Buyer true, correct and complete copies of the Real Property Leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto. The Company has not caused or taken any action that is reasonably expected to result in, and it is not subject to, any material potential liability or obligation under any law, regulation, judgment, order, injunction or decree, relating to the protection of the environment or the protection of public health and safety from environmental concerns.

3.21. Customers, Vendors. Schedule 3.21 hereto sets forth a complete and accurate list of (i) the fifty largest customers, excluding resellers, (by dollar volume) of the Business during the most recent fiscal year, (ii) the twenty-five largest vendors by accounts paid during the most recent fiscal year, (iii) the ten largest customers, excluding resellers, (by dollar volume) of the Business during the most recent fiscal quarter, and (iv) the ten largest vendors by accounts paid during the most recent fiscal quarter.

3.22. Recent Orders. Except as disclosed on Schedule 3.22, to the knowledge of the Company during the thirty days prior to and including the date hereof, the Company has not received any complaints or claims by customers for any reason related to the shipment, delivery or quality of any accepted orders or completed orders, including without limitation, any rework or billing issues relating thereto, that are, in the aggregate, likely to result in liabilities exceeding $10,000, nor, to the knowledge of the Company, is the shipment, delivery or quality of any accepted order or completed order likely to result in any complaints or claims by customers that result in liabilities exceeding $10,000 in the aggregate.

3.23. Affiliate Transactions. Except as set forth in Schedule 3.23 hereto, the Company is not a party to or bound by any Contractual Obligations, commitment or understanding with any of the officers, directors or stockholders of the Company or any of their affiliates or, to the knowledge of the Company, any member of their family and none of the stockholders, directors or officers of the Company or any of their affiliates or, to the knowledge of the Company, members of their family owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in the Business.

4. REPRESENTATIONS OF THE STOCKHOLDERS.

Each Stockholder, severally and not jointly, makes the following representations and warranties to the Buyer:

4.1. Authorization. Such Stockholder has all power and authority to enter into and perform this Agreement, the Ancillary Agreements, and the other documents and instruments to be delivered pursuant to this Agreement to which it is a party, and to consummate the transactions contemplated hereby. This Agreement has been, and the Ancillary Agreements to which such Stockholder is a party, when executed and delivered by such Stockholder, will be, duly and validly executed and delivered by such Stockholder. This Agreement constitutes, and each Ancillary Agreement to which such Stockholder is a party, when executed and delivered, will constitute, the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with their terms.

4.2. No Conflicts; Approvals.

(a) Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements by such Stockholder nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the applicable organizational documents of such Stockholder, as applicable, (ii) result in any conflict with, breach of, or default (or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been, or prior to Closing will not be, obtained or waived with respect to any contract to which such Stockholder is a party or (iii) violate any order, law, rule or regulation applicable to such Stockholder, or by which it or its properties or assets may be bound.

(b) No action, consent or approval by, or filing by such Stockholder with, any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, or any other person or entity is required in connection with the execution, delivery or performance by such Stockholder of this Agreement, the Ancillary Agreements to which it is a party or the consummation by such Stockholder of the transactions contemplated hereby.

4.3. Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder, and no written notice or, to the knowledge of such Stockholder any other notice, of any claim, action, suit or proceeding, whether pending or threatened, has been received.

4.4. Brokers and Finders. Neither such Stockholder nor any officer, director, or employee of such Stockholder has incurred or will incur any liabilities for any financial advisory fees, brokerage fees, commissions or finders’ fees in connection with the transaction contemplated hereby.

5. REPRESENTATIONS OF BUYER.

Buyer makes the following representations and warranties to, and covenants with, the Sellers.

5.1. Due Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. Buyer is duly authorized, qualified and licensed under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect on the business, operations, assets, properties or condition, financial or otherwise of Buyer.

5.2. Authorization. Buyer has all corporate power and authority to enter into and perform this Agreement, the Ancillary Agreements, and the other documents and instruments to be delivered pursuant to this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the Ancillary Agreements and the other documents and instruments to be delivered pursuant to this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been and the Ancillary Agreements to which Buyer is a party when executed and delivered by Buyer will be, duly and validly executed and delivered by Buyer. This Agreement constitutes, and each Ancillary Agreement to which Buyer is a party, when executed and delivered, will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with their terms.

5.3. No Conflicts; Approvals.

(a) Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements by Buyer nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the charter or bylaws of Buyer, (ii) result in any conflict with, breach of, or default (or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been or prior to Closing will not be waived or obtained with respect to any indenture, contract, agreement or instrument to which Buyer is a party or by which it or its properties or assets may be bound or (iii) violate any order, law, rule or regulation applicable to Buyer or by which it or its properties or assets may be bound.

(b) No action, consent or approval by, or filing by Buyer with, any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, or any other Person is required in connection with the execution, delivery or performance by Buyer of this Agreement, the Ancillary Agreements or the consummation by Buyer of the transactions contemplated hereby except any filing, consent, or approval that has been made or obtained prior to the Closing.

5.4. Brokers and Finders. Neither Buyer nor any officer, director, or employee of Buyer has incurred or will incur any liabilities for any financial advisory fees, brokerage fees, commissions or finders’ fees in connection with the transaction contemplated hereby, other than fees paid in full by Buyer.

6. EMPLOYMENT MATTERS.

6.1. General. The Company shall terminate the employment with the Company of each of the employees who are identified in Schedule 6.1 (the “Transferred Employees”), effective as of the close of business on the Closing Date. The Company shall (i) pay or otherwise satisfy any and all liabilities and obligations owing to the Company’s present and former employees relating to such employees’ employment and termination, including, without limitation, accrued salary and wages, but specifically excluding Rollover Vacation Time (as defined below), commissions, sick pay, pension, retirement, savings, health, welfare and other benefits and severance payments or similar payments that are otherwise due and payable to such employees with respect to any period of time preceding the Closing Date pursuant to any employee benefit plan, fund, program, contract (oral or written), arrangement, or other policy or practice of the Company or applicable law, it being understood that Buyer shall not be or become obligated for any such or similarly based payments or other obligations with respect to the Company’s present or former employees; and (ii) provide to all such employees any notice required under any law or regulations in respect of such termination including, without limitation, notices required by COBRA.

6.2. WARN. The Company shall be responsible for timely compliance with all material federal, state and local laws respecting the effect to any of its employees of the transactions contemplated by this Agreement and by any Related Agreement including, without limitation, WARN. Buyer acknowledges and agrees that it shall bear any such responsibility with respect to the actions it takes after the Closing Date. The Company agrees that it will not take any action which causes the notice provisions of WARN to be applicable to the transactions contemplated by this Agreement and by any Related Agreement.

6.3. Offers of Employment. The Buyer shall offer employment to each of the Transferred Employees, such employment to commence effective as of the Closing Date. The

Buyer agrees that, as a condition of employment with the Buyer, each Transferred Employee shall be required by the Buyer to sign a letter which sets forth the Buyer’s offer of employment and which includes (A) an acknowledgement that all obligations of the Company with respect to all amounts accrued relating to any unused vacation time of such Transferred Employee shall be transferred to, and assumed by, the Buyer in connection with such Transferred Employee’s employment by the Buyer; and (B) a waiver of any and all claims against the Company related to such accrued amount of unused vacation time. Each such Transferred Employee who accepts such offer of employment (i) shall be employed by the Buyer in accordance with and pursuant to Buyer’s employment policies, practices and procedures, (ii) shall for the initial twelve (12)-month period of such individual’s employment with the Buyer be compensated by the Buyer for the performance of such individual’s employment services therewith at an aggregate basis greater than or equal to the amount per Transferred Employee set forth for such individual in Schedule 6.1, and (iii) shall be eligible to participate during the term of such individual’s employment with the Buyer in those employee benefit plans and programs that the Buyer from time to time makes available to its similarly-situated employees in accordance with and pursuant to the respective terms and conditions of such employee benefit plans and programs.

6.4. Benefits of Transferred Employees.

(a) For purposes of Section 6.3(iii), the Buyer shall recognize, for all purposes (including vesting and any waiting period, eligibility condition and the availability of benefits, but excluding historical benefit accrual) under its employee benefit plans, programs, arrangements and policies, in which a Transferred Employee will participate, the length of service of each Transferred Employee as of the Closing Date with the Company. The Buyer shall use commercially reasonable efforts to cause any applicable service or benefit plan provider to waive, any waiting period or limitations on benefits for pre-existing conditions, to which such Transferred Employees (and their dependents) might otherwise be subject, under the Buyer’s employee benefits plans (except to the extent not satisfied under any comparable plan of the Company as of such time), and to grant credit under any group health plan for any portion of any co-pay or deductible previously met during the plan year by such Transferred Employee or his or her dependent as of the later of the Closing Date or the date on which such Transferred Employee enrolls in the Buyer’s group health plan. Without limiting the generality of the foregoing, the Buyer shall recognize the length of service of each Transferred Employee with the Company for purposes of determining the prospective accrual of benefits pursuant to the Buyers 401(k) plan, pension plan, tuition reimbursement plan and vacation policy.

(b) The Buyer shall honor, continue in effect, credit and satisfy any liability to each Transferred Employee all of his or her vacation earned, accrued but untaken by such Transferred Employee as of the Closing, if any, up to a maximum of fifty-six (56) hours (the “Rollover Vacation Time”) and shall provide each Transferred Employee such period of time as is consistent with the Company’s existing vacation policy, provided that such period of time shall extend through December 31, 2007 (the “Effective Period”) to use such Rollover Vacation Time without forfeiting the same. Buyer shall waive any waiting period applicable to the use of the Rollover Vacation Time and the prospective accrual and use of vacation benefits by the Transferred Employees. If a Transferred Employee is terminated for any reason during the Effective Period, the Buyer shall pay the Transferred Employee all amounts accrued with respect to his or her unused Rollover Vacation Time. In the event that the Company is required to pay to any Transferred Employee any amount in respect of such Transferred Employee’s Rollover Vacation Time, Buyer shall immediately reimburse to the Company the full amount paid by the Company to such Transferred Employee.

7. ADDITIONAL COVENANTS.

7.1. Further Assurances; Covenants in Support of Assignment. The Company shall provide all reasonable cooperation reasonably requested by Buyer in connection with any effort by Buyer to establish, perfect, defend, or enforce its rights in or to the Acquired Assets, including executing further consistent assignments, transfers and releases, and using reasonable efforts to cause its representatives and agents to provide good faith testimony by affidavit, declaration, deposition or other means at Buyer’s expense. To the extent the Company cannot transfer and assign any Intellectual Property included among the Acquired Assets (“Acquired Intellectual Property”), or any portion thereof, as of the Closing, then the Company will assign and transfer such Acquired Intellectual Property at the first opportunity to do so. To the extent that any Acquired Intellectual Property cannot be assigned and transferred by the Company, the Sellers hereby grant Buyer an irrevocable, worldwide, fully-paid up, royalty-free, exclusive license, with the right to sublicense through multiple tiers under any and all rights which the Company or other Sellers can grant in such Acquired Intellectual Property, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the Acquired Intellectual Property. In addition, the Sellers hereby release, discharge, and covenant not to assert against Buyer and Buyer’s affiliates, and the customers, distributors, and sales representatives of the products and services based upon the Acquired Intellectual Property, and the assignees and licensees of Acquired Intellectual Property, all claims, causes, obligations, rights of action, or liabilities of any kind or nature, whether now existing or hereinafter arising, and whether known or unknown arising from or relating to such Acquired Intellectual Property, or any of them, provided, however, that Sellers do not release or covenant not to assert any claim, cause, or right of action based upon the breach of this Agreement by Buyer.

7.2. Nondisclosure of Confidential Information. The Sellers recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information about the Acquired Assets, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets. Each Seller agrees that it or he will not use such confidential information or disclose such confidential information to any Person for any purpose or reason whatsoever unless such information becomes known to the public generally through no fault of any Seller or unless such Seller is required by law to disclose such information; provided that the Sellers may use and disclose any such information in connection with the operation of the Retained Business. Buyer may, at its option, in addition to obtaining any other remedy or relief available to it (including without limitation damages at law) enforce the provisions of this Section 7.2 by injunction and other equitable relief.

7.3. Allocation of Purchase Price. Following the Closing, Buyer, after consultation with the Company, shall prepare an allocation of the Purchase Price among the Acquired Assets and Ancillary Agreements in accordance with Code Section 1060 and the regulations thereunder, which allocation and any adjustments thereto shall be binding among the parties hereto. The

Company, Buyer and their respective affiliates shall file all Tax Returns consistent with such final allocation. None of the Company, Buyer, or any of their respective affiliates shall take any Tax position (whether in audits, Tax Returns or otherwise) which is inconsistent with such final allocation unless required to do so by applicable Law.

7.4. Taxes and Charges. All transfer, documentary, use stamp, registration, sales tax and other such Taxes, and any conveyance fees or recording charges incurred in connection with the transfer and conveyance of the Acquired Assets, will be borne by the Company. The Company will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Law, the Buyer will (and will cause its affiliates to) join in the execution of any such Tax Returns and other documentation. The expenses associated with such filings shall be borne by the Company.

7.5. Books and Records.

(a) The Buyer shall maintain all of the books and records and other Documents transferred to Buyer as part of the Acquired Assets for a period of at least six (6) years following the Closing Date and shall provide Sellers with access to, or copies of, such books and records as the Sellers, or any of them, may from time to time reasonably request.

(b) The Company shall maintain all of its books and records not transferred to Buyer as part of the Acquired Assets for at least six (6) years following the Closing Date and shall provide Buyer will access to, or copies of, such books as records as the Buyer may from time to time reasonably request.

8. INDEMNIFICATION.

8.1. Survival of Representations and Warranties.

(a) The representations and warranties of the Sellers made in this Agreement shall survive the Closing for a period of 18 months from the Closing Date, except that:

(i) the representations and warranties set forth in Section 3.11 and 3.12 shall survive until the expiration of the applicable statutes of limitations (taking into account any tolling periods and other extensions); and

(ii) the representations and warranties set forth in Section 3.18 shall survive until the earlier of (A) the applicable statute of limitations and (B) the later of (x) the expiration of the term of the License Agreement, if Buyer does not exercise the Option (as defined in the Option Agreement), or (y) the date which is the last day of the final Measurement Period (as defined in the Option Agreement), if the Buyer exercises the Option; provided, however, that representations and warranties with respect to which a claim is made within the applicable survival period shall survive with respect to such claim until such claim is resolved.

(b) The representations and warranties of Buyer made in this Agreement shall survive the Closing for a period of 18 months following the Closing Date, provided,

however, representations and warranties with respect to which a claim is made within such 18 month period shall survive with respect to such claim until such claim is resolved.

(c) No claim for indemnification may be made with respect to a representation and warranty after the expiration of the applicable survival period, other than claims based on fraud.

8.2. General Indemnification by the Company. From and after the Closing Date, the Company (as an indemnifying party, an “Indemnifying Party”) covenants and agrees that it will indemnify, defend, protect, and hold harmless Buyer and each of its affiliates (each in its capacity as an indemnified party, an “Indemnitee”) from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation) (collectively “Damages”) incurred by such Indemnitee as a result of or arising from:

(a) any breach of any representation or warranty of the Company set forth in Section 3 herein or in any certificate or other Ancillary Agreement delivered by the Company at Closing pursuant to this Agreement (as each such representation or warranty would read if all qualifications as to materiality were deleted therefrom);

(b) any breach or nonfulfillment by the Company of, or any noncompliance by the Company with, any covenant, agreement, or obligation contained herein or in any certificate or Ancillary Agreement delivered by the Company at Closing pursuant to this Agreement;

(c) any liabilities of the Company resulting or arising from the ownership of the Acquired Assets and the operation of the Business prior to the Closing, except to the extent Damages arise in connection with the Assumed Liabilities;

(d) the ownership of the Excluded Assets;

(e) any Taxes of the Company of any kind relating to or arising in connection with the transfer of the Acquired Assets to Buyer;

(f) any liability or obligation of, or any claim against, the Company not expressly assumed by Buyer hereunder, including without limitation the liabilities and obligations described in Section 1.5; and

(g) any failure to comply with any so-called “bulk sales law” or other similar law in any jurisdiction in respect of the transactions contemplated hereby.

The Buyer shall not be entitled to indemnification under Section 8.2(a) except to the extent the total amount for which Buyer is entitled to indemnification (excluding the limitation of this sentence) exceeds $200,000, and the maximum aggregate indemnification for such claims (the “Company Indemnification Cap”) shall be limited as follows: (i) the aggregate amount of indemnification for all claims made during the six month period immediately following the Closing Date (the “Initial Period”) (whether or not resolved in the Initial Period) shall not exceed the amount equal 25% of the Aggregate Purchase Price, (ii) the aggregate amount of indemnification for all claims made during the period immediately following the Initial Period until the twelve (12) month anniversary of the Closing Date (the “Subsequent Period”) (whether or not resolved in the Subsequent Period) plus the aggregate amount of indemnification for all claims made during the Initial Period shall not exceed the amount equal to 20% of the Aggregate Purchase Price, and (iii) the aggregate amount of indemnification for all claims made after the twelve (12) month anniversary of the Closing Date plus the aggregate amount of all claims made during the Initial Period and the Subsequent Period shall not exceed the amount equal to 15% of the Aggregate Purchase Price. Without limiting the effect of the Company Indemnification Cap with respect to each of the periods as provided for in the previous sentence, for clarity, in no event shall the maximum amount of any indemnification received under Section 8.2(a) exceed 25% of the Aggregate Purchase Price. Notwithstanding the foregoing, the Company Indemnification Cap will not apply to claims for indemnification pursuant to Section 8.2(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Authorization), the second and fourth sentences of Section 3.8 (Sufficiency of Acquired Assets), and 3.12 (Taxes). It is agreed and understood that Buyers and their successors and assigns shall not be entitled to recover more than once for the same damage under this Agreement.

The following example illustrates the application of the Company Indemnification Cap set forth in the previous paragraph: for the purposes of this example only, assume that the Aggregate Purchase Price is $20 million and does not change over time and assume that there is a claim by Buyer of $5 million in the Initial Period, a claim by Buyer of $5 million in the Subsequent Period and a claim by Buyer of $5 million after the Subsequent Period. If the claim in the Initial Period is settled at $1 million and the claim in the Subsequent Period is settled at $500,000, then the aggregate amount of the Company’s indemnification obligation for the claim after the Subsequent Period shall not exceed $1,500,000.

If Buyer is entitled to indemnification for Damages that is covered by both Section 8.2(a) and Section 8.2(c), Buyer hereby irrevocably elects Section 8.2(a) as the provision under which it will receive indemnification, other than for claims based on fraud.

8.3. General Indemnification by the Stockholders. From and after the Closing Date, each Stockholder (each in its or his capacity as an indemnifying party, an “Indemnifying Party”) covenants and agrees that it will, severally and not jointly, indemnify, defend, protect, and hold harmless Buyer and each of its affiliates (each in its capacity as an indemnified party, an “Indemnitee”) from and against all Damages incurred by such Indemnitee as a result of or arising from:

(a) any breach of any representation or warranty of such Stockholder set forth in Section 4 herein (as each such representation or warranty would read if all qualifications as to materiality were deleted therefrom); and

(b) any breach or nonfulfillment by such Stockholder of, or any noncompliance by the Stockholder with, any covenant, agreement, or obligation contained herein.

It is agreed and understood that Buyer and its successors and assigns shall not be entitled to recover more than once for the same Damage under this Agreement.

8.4. Indemnification by Buyer. From and after the Closing Date, Buyer (in its capacity as an indemnifying party, an “Indemnifying Party”) covenants and agrees that it will indemnify, defend, protect and hold harmless each Seller (each in its or his capacity as an indemnified party, an “Indemnitee”) from and against all Damages incurred by such Indemnitees as a result of or arising from:

(a) any breach of any representation or warranty of Buyer set forth in Section 5 or in any certificate or Ancillary Agreement delivered by Buyer at Closing pursuant to this Agreement (as each such representation or warranty would read if all qualifications as to materiality were deleted therefrom) and any fraudulent misrepresentation in connection with this Agreement or the transactions contemplated hereby;

(b) any breach or nonfulfillment by Buyer of, or noncompliance by Buyer with, any covenant, agreement or obligation contained herein or in any certificate or other Ancillary Agreement delivered by Buyer at Closing pursuant to this Agreement;

(c) the ownership of the Acquired Assets and the operation of the Business from and after Closing as long as such Damages do not arise from facts or circumstances existing prior to Closing; and

(d) any of the Assumed Liabilities.

The Sellers shall not be entitled to indemnification for any breach by Buyer of any of Buyer’s representations or warranties under this Section 8.4 (a) except to the extent the total amount for which Sellers are collectively entitled to indemnification (excluding the limitation of this sentence) exceeds $200,000, and the maximum aggregate indemnification for such claims (the “Buyer Indemnification Cap”) shall be limited as follows: (i) the aggregate amount of indemnification for all claims made during the six month period immediately following the Closing Date (the “Initial Period”) (whether or not resolved in the Initial Period) shall not exceed the amount equal 25% of the Aggregate Purchase Price, (ii) the aggregate amount of indemnification for all claims made during the period immediately following the Initial Period until the twelve (12) month anniversary of the Closing Date (the “Subsequent Period”) (whether or not resolved in the Subsequent Period) plus the aggregate amount of indemnification for all claims made during the Initial Period shall not exceed the amount equal to 20% of the Aggregate Purchase Price, and (iii) aggregate amount of indemnification for all claims made after the twelve (12) month anniversary of the Closing Date plus the aggregate amount of indemnification for all claims made during the Initial Period and the Subsequent Period shall not exceed the amount equal to 15% of the Aggregate Purchase Price. Without limiting the effect of the Buyer Indemnification Cap with respect to each of the periods as provided for in the previous sentence, for clarity, in no event shall the maximum amount of any indemnification received under Section 8.4(a) exceed 25% of the Aggregate Purchase Price. Notwithstanding the foregoing, the Buyer Indemnification Cap will not apply to claims for indemnification pursuant to Section 8.4(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 5.1 (Organization) and 5.2 (Authorization). It is agreed and understood that

Sellers and their successors and assigns shall not be entitled to recover more than once for the same damage under this Agreement. The Buyer Indemnification Cap in this Section is intended to work in the same manner as the Company Indemnification Cap in Section 8.2, and is illustrated by the example in Section 8.2.

8.5. Third Person Claims.

(a) If any third party will notify an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnified Claim against an Indemnifying Party under this Section 8, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 8, except to the extent such delay actually prejudices the Indemnifying Party.

(b) The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 8.5(a). In addition, the Indemnifying Party will have the right, but not the obligation, to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iv) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (v) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Action, (vi) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be materially adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (vii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c) The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Parties from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of any federal, state, foreign or local statute, ordinance, code, rule or regulation, or any Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing, or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

(d) If the Indemnifying Party does not deliver the notice contemplated by clause (i), or the evidence contemplated by clause (ii), of Section 8.5(b) within 15 days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate’ provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent. If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 8.5(b) is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent.

8.6. Method of Payment. All claims for indemnification shall be paid in cash. If Buyer reasonably believes that it has suffered, or will suffer, Damages for which it would be entitled to indemnification pursuant to this Agreement, Buyer may, at its sole option and by notice in writing to the Company, elect to withhold payment of an amount equal to the amount of such Damages from amounts owing by Buyer under the Option Agreement. Any amounts withheld by Buyer pursuant to this Section 8.6 will be deemed to satisfy the obligations of the Sellers to the Company pursuant to this Section 8 to the extent of the amount so withheld. If a court of competent jurisdiction finds in a non appealable judgment that the aggregate amount withheld pursuant to this Section 8.6 exceeds the amount of Damages suffered by Buyer for which it is entitled to indemnification under this Agreement, Buyer shall promptly pay the amount of such excess to the Company, plus interest accruing on such amount from the date such amount first becomes due at an annual rate equal to the Prime Rate as published in the Eastern Edition of The Wall Street Journal under the heading “Money Rates”.

8.7. Guarantee. The Stockholders hereby agree to guarantee, severally and not jointly, the indemnification obligation of the Company pursuant to Section 8.2, such that each Stockholder shall be responsible for such Stockholder’s pro rata share as set forth on Schedule 8.7 (with respect to each Stockholder, such Stockholder’s “Pro Rata Share”) of any such indemnification obligation, subject to all of the limitations on indemnification set forth herein. In the event that the Buyer seeks to enforce such guarantee hereunder, the Stockholders shall be deemed to be an Indemnifying Party for all purposes as set forth in this Section 8.

8.8. Sole and Exclusive Remedy; Maximum Liability. Notwithstanding any provision of this Agreement to the contrary, (i) the sole and exclusive remedy for any and all Actions (including, without limitation, any indemnification obligation arising under this Section 8) arising out or relating to this Agreement or any Ancillary Agreement, or the transactions contemplated hereby and thereby, shall be the indemnification provisions set forth in this Section 8; and (ii) (A) the maximum aggregate liability of the Company, pursuant to this Agreement shall be the Aggregate Purchase Price, and (B) the maximum aggregate liability of each Stockholder pursuant to Section 8.7 of this Agreement shall be such Stockholder’s Pro Rata Share of the Aggregate Purchase Price; provided, however, that nothing contained herein shall limit the remedies of any party in respect of any fraud committed by any other party in connection herewith or prohibit any party from bringing an action to specifically enforce any provision of this Agreement.

9. NONCOMPETITION.

For a period of three years from and after the Closing Date, the Company will not engage directly or indirectly in any business, venture or activity which competes with the Business (including parts and accessories thereof) being conducted at the Closing Date by the Company or relating to products performing functions similar to those of the Company’s products as conducted as of the Closing Date (a “Restricted Activity”), other than conduct with respect to the Retained Business as contemplated by this Agreement, the Ancillary Agreements, the Option Agreement and the License Agreement; provided that the period of three years may be extended as provided in the Option Agreement; and provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof in a Restricted Activity. For a period of three years from and after the Closing Date, the Company will not recruit, offer employment to, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of the Buyer or its affiliates engaged in the operation of the Business or a substantially similar business to leave the employ of the Buyer or its affiliates. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10. GENERAL.

10.1. Bulk Sales Laws. Each of the Company and Buyer hereby waives compliance by each other with the so-called “bulk sales law” and other similar law in any jurisdiction in respect of the transactions contemplated by this Agreement.

10.2. Cooperation. Each Seller and the Buyer will cooperate and use its commercially reasonable efforts to have their respective officers, directors and employees cooperate with the other party after the Closing in furnishing additional instruments, in connection with consummating the transactions contemplated by this Agreement, and information, evidence, testimony and other assistance and any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to the Business for all periods prior to the Closing.

10.3. Effect of Investigation. No investigation by the parties hereto in connection with this Agreement or otherwise shall affect the representations and warranties of the parties contained herein or in any certificate or other document delivered in connection herewith and each such representation and warranty shall survive such investigation.

10.4. Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned and shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns and the heirs and legal representatives of any individual party hereto. Notwithstanding the foregoing, it is understood and agreed that (i) Buyer may assign this Agreement without the consent of any other party to any entity that is a direct or indirect wholly-owned subsidiary of Buyer; provided that any such entity shall automatically succeed to the rights, powers and duties of Buyer hereunder and that no such assignment by Buyer shall relieve the Buyer from any obligation or liability under this Agreement, and (ii) the Company may assign this Agreement with the consent of Buyer in connection with the liquidation and dissolution of the Company at any time after termination of the Option (as defined in the Option Agreement), if the Option is not exercised, or after the Option Closing Date (as defined in the Option Agreement), if the Option is exercised; provided that, the Buyer shall not withhold its consent if the Company provides evidence reasonably acceptable to the Buyer that the proposed assignee has sufficient assets to meet the Company’s indemnification obligations under this Agreement subject to the Company Indemnification Cap then in effect.

10.5. Entire Agreement; Amendment. This Agreement (including the schedules and annexes attached hereto) and the documents and instruments delivered pursuant hereto constitute the entire agreement and understanding among the Sellers and Buyer with respect to the subject matter hereof and supersede all prior and current understandings and agreements, whether written or oral, with respect to the subject matter hereof. Without limiting the generality of this Section 10.5 and notwithstanding anything in this Agreement to the contrary, no party is making any representation or warranty whatsoever, oral or written, express or implied, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements other than those set forth Sections 3, 4 and 5 of this Agreement or in the Ancillary Agreements and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party except for the representations and warranties set forth in Sections 3, 4 and 5 of this Agreement or in the Ancillary Agreements. This Agreement may be modified or amended only by a written instrument executed by the Sellers and Buyer.

10.6. Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

10.7. Expenses. Whether or not the transactions contemplated hereby are consummated, each of Buyer and the Company will pay the fees and expenses of its agents, representatives, accountants and counsel incurred in connection with this Agreement and the transactions contemplated hereby.

10.8. Change of Corporate Name. Within 15 days of the Closing Date the Company shall deliver to Buyer a duly executed and acknowledged certificate of amendment to its Certificate of Incorporation or other appropriate document which is required to change its corporate name to a new name bearing no resemblance to Achievement Technologies, Inc. If the Company does not deliver such certificate of amendment to the Buyer within 15 days of the Closing Date, Buyer is hereby authorized to file such certificates or other documents (at the Company’s expense) in order to effectuate such changes of name as Buyer shall elect after 15 days from the Closing Date. To the extent that the Achievement Technologies, Inc. tradename appears on any stationary, business form, container, sign or other property (real or personal), Buyer grants a royalty-free, paid-up license to Company to use the name for 30 days following the Closing Date, at which point removal of the name shall be effected from the foregoing property.

10.9. Notices. All notices, demands or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by facsimile, with confirmation as provided above addressed as follows:

If to Buyer, addressed to it at:

Houghton Mifflin Company

222 Berkeley St.

Boston, MA 02116

Attention: General Counsel

Facsimile: (617) 351-5014

Email: paul_weaver@hmco.com

with copies to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110-2624

Attention: Jane Goldstein, Esq.

Facsimile: (617) 905-7050

Email: jane.goldstein@ropesgray.com

If to the Sellers, addressed to them at:

Achievement Technologies, Inc.

Attention: Michael Perik

Facsimile: (617) 969-3597

Email: mperik@achievementtech.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Michael F. Connolly, Esq.

Facsimile: (617) 542-2241

Email: mfconnolly@mintz.com

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of facsimile transmission, upon confirmed receipt, and (d) in the case of e-mail, upon confirmed receipt.

10.10. Governing Law. This Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

10.11. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

10.12. Negotiation of Agreement. Each of the Company, the Sellers and Buyer acknowledges that it has had the opportunity to be represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

10.13. Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to entitle any person, other than the parties or their respective transferees and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

10.14. Jurisdiction; Venue; Services of Process. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state or federal courts sitting in Suffolk County, The Commonwealth of Massachusetts, for any means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority (a “Proceeding”) arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in state or federal courts sitting in Suffolk County, The Commonwealth of Massachusetts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.15. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ACHIEVEMENT TECHNOLOGIES, INC.

By	/s/ Michael Perik
Name:
Title:

HOUGHTON MIFFLIN COMPANY

By	/s/ Stephen Richards
Name:	Stephen Richards
Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

STOCKHOLDERS

/s/ Michael Perik
Michael Perik, Individually

Signature page to Asset Purchase Agreement

TIBBAR, LLC

By	/s/ Todd M. Abbrecht
Name:
Title:

TIBBAR FF, LLC

By	/s/ Todd M. Abbrecht
Name:
Title:

Signature page to Asset Purchase Agreement

MONITOR CLIPPER EQUITY PARTNERS, L.P.

By:	Monitor Clipper Partners, L.P., its general partner

By	/s/ April Evans
Name:	April Evans
Title:	CFO

MONITOR CLIPPER EQUITY PARTNERS (FOREIGN), L.P.

By:	Monitor Clipper Partners, L.P., its general partner

By	/s/ April Evans
Name:	April Evans
Title:	CFO

Signature page to Asset Purchase Agreement

LIST OF ANNEXES AND SCHEDULES

Annex No.	Description
Annex I	Form of Bill of Sale

Annex II	Form of Assignment and Assumption Agreement

Annex III	Form of Copyright Assignment Agreement

Annex IV	Form of Trademark Assignment Agreement

Annex V	Form of Transition Services Agreement

Annex VI	Form of License and Services Agreement

Annex VII	Form of Option Agreement

Annex VIII	Form of Domain Name Assignment Agreement

Schedule No.	Description
Schedule 1.1(b)	Tangible Property

Schedule 1.1(d)	Acquired Contracts

Schedule 1.1(e)	Prepaid Deposits and Expenses

Schedule 1.1(f)	Permits and Licenses

Schedule 1.2(d)	Retained Customers

Schedule 1.2(e)	Legacy Homeroom.com Customers

Schedule 1.2(g)	Excluded Contracts

Schedule 1.2(k)	Pre-payments

Schedule 1.2(l)	Excluded Tangible Property

Schedule 1.3(b)	Former FTL Customers

Schedule 1.4(b)	Other Liabilities

Schedule 3.1	Trade Names

Schedule 3.3(b)	Consents or Approvals

Schedule 3.4	Predecessors

Schedule 3.5(a)	Financial Statements

Schedule 3.5(b)	Historical Financial and Customer Related Data

Schedule 3.7	Undisclosed Liabilities and Obligations

Schedule 3.10	Litigation

Schedule 3.12	Taxes

Schedule 3.14	Absence of Changes

Schedule 3.16	Employees

Schedule 3.17	Distributors

Schedule 3.18(b)	Title

Schedule 3.18(c)	Noninfringement

Schedule 3.18(d)	Intellectual Property

Schedule 3.18(e)	Third Party Technology

Schedule 3.18(f)	Out-License Agreements

Schedule 3.18(j)	Company Software

Schedule 3.18(k)	Source Code

Schedule 3.18(l)	Open Source Software

Schedule 3.18(m)	Support Obligations

Schedule 3.18(o)	End User Agreements

Schedule 3.19	Insurance

Schedule 3.20	Real Property

Schedule 3.21	Major Customers and Vendors

Schedule 3.22	Recent Orders

Schedule 3.23	Affiliate Transactions

Schedule 6.1	Transferred Employees

Schedule 8.7	Guarantee

ANNEX I

BILL OF SALE

ANNEX II

ASSIGNMENT AND ASSUMPTION AGREEMENT

ANNEX III

COPYRIGHT ASSIGNMENT AGREEMENT

ANNEX IV

TRADEMARK ASSIGNMENT AGREEMENT

ANNEX V

TRANSITION SERVICES AGREEMENT

ANNEX VI

LICENSE AND SERVICES AGREEMENT

ANNEX VII

OPTION AGREEMENT

ANNEX VIII

DOMAIN NAME ASSIGNMENT AGREEMENT